Exhibit 99.1

Rogers Corporation Reports 2010 Second Quarter Results Which Exceed the Company’s Prior Forecasts

ROGERS, Conn.--(BUSINESS WIRE)--August 2, 2010--Rogers Corporation (NYSE:ROG) announced today second quarter 2010 revenues of $96.6 million and earnings per diluted share of $0.52. Revenues and earnings per diluted share were higher than the Company’s updated guidance announced on June 1, 2010 of $90 - $94 million in revenues and $0.40 - $0.45 earnings per diluted share. Second quarter 2009 revenues were $67.4 million with a net loss of $4.31 per share, which included net one-time charges of $67.2 million, or $4.29 per share.

In the second quarter of 2010, Rogers concluded that a realignment of its segment reporting structure was appropriate in order to better align the Company’s external reporting with the way management currently operates its businesses. The new structure will be segmented into three major categories – “Core Strategic”, “Development Stage” and “Other”. The “Core Strategic” category will contain three operating segments - High Performance Foams, Printed Circuit Materials and Power Distribution Systems; the “Development Stage” category will report the results of two operating segments (which represent new business development efforts) – Thermal Management Solutions and Printed and Electronic Solutions (formerly Durel); and the third category, “Other”, will report the aggregated results of the elastomer components, polyimide laminate systems and composite materials operating segments. For complete disclosure of these segment changes, please reference the Company's 2010 second quarter Form 10-Q, which should be filed on or about August 3, 2010. All prior periods discussed in this release have been adjusted to reflect this new reporting structure.

High Performance Foams

High Performance Foams set an all time quarterly record for sales of $38.9 million for the second quarter of 2010, an increase of 53% compared to second quarter 2009 sales of $25.4 million. The second quarter of 2010 saw robust growth for high performance specialty foam materials across all geographic regions. This segment’s wide array of product solutions for the mass transit market continues to win new designs. In the mobile internet device market, Rogers' portfolio of product solutions for impact and dust protection in the most advanced new devices led to significant additional demand in the quarter. The recent acquisition of a high performance foam producer in South Korea is operating as expected and contributed approximately 10% of this segment’s second quarter 2010 revenues.

Printed Circuit Materials

Sales of Printed Circuit Materials for the second quarter of 2010 were $33.6 million, an increase of 37% from the $24.5 million reported in the second quarter of 2009. There was significant strength in defense applications and other markets requiring high reliability which contributed to the strong increase in the year-over-year quarterly sales for this segment. Additionally, part of the sales growth this quarter was driven by demand for printed circuit materials in the wireless infrastructure market as heavier than anticipated orders were realized in North America, China and Europe.

Power Distribution Systems

Power Distribution Systems sales for the second quarter of 2010 were $10.1 million, compared to sales of $9.7 million reported in the second quarter of 2009. The increase in revenues in this year’s second quarter as compared to last year is related primarily to increased demand in sustainable energy applications in Asia. Sales into the mass transit market in Europe were mostly flat year-over-year but demand for Power Distribution Systems products across almost all targeted markets in Asia continues to grow.

Joint Ventures

Rogers’ 50% owned joint ventures had second quarter 2010 sales totaling $22.9 million compared to the $23.2 million sold in the second quarter of 2009, which included $4.4 million of sales from the 50/50 Polyimide Laminate Systems joint venture with Mitsui Chemicals, Inc., which was dissolved on March 31, 2010. Sales at the Company’s joint ventures with INOAC Corporation in China and Chang Chun Plastics Co., Ltd. in Taiwan were up significantly compared to the year ago quarter.

Operational Highlights

The Company reported an all time record gross margin of 38.6% for the second quarter of 2010 as compared to a gross margin of 25.3% for the second quarter of 2009, on the strength of higher capacity utilization and a lower post-restructuring overhead cost structure.

Rogers’ balance sheet ended the second quarter with cash and short-term investments of $44.8 million and long-term auction rate securities of $40.2 million at par value. Total inventories increased to $44.8 million at the end of the second quarter of 2010 as compared to $33.8 million at the end of 2009. This increase in inventories was necessary to support the higher level of sales occurring in 2010.

Capital expenditures were approximately $3.1 million and $1.8 million for the first half and second quarter of 2010, respectively, and are expected to total approximately $17 million for the year.

The Company’s second quarter effective tax rate was 20.3%. The Company believes its annual average effective tax rate will be approximately 23% for 2010, a reduction from previous estimates due primarily to a shift of profits into more favorable tax jurisdictions.

Robert D. Wachob, Rogers’ President and CEO commented; “I am pleased with the Company’s year-over-year sales growth, especially the progress we are making in markets benefiting from the three global megatrends on which Rogers is focusing - continued expansion of the internet, growth in mass transit and investment in sustainable energy. Assuming continued improvement in global economic conditions and based on our customers’ current applications and latest design wins we are optimistic about our future growth. It is particularly exciting that our Thermal Management Solutions business continues to make good progress, fully qualifying products for production and receiving orders for its aluminum silicon carbide parts from the two largest European manufacturers of insulated gate bipolar transistors (IGBT). In addition, we are adding manufacturing capability for our Power Distribution Systems business in one of our existing facilities in Arizona to better serve the growing needs in North America. Lastly, we see no indication that our customers are building inventory. In fact, the volume of orders has increased while the individual order size is down, indicating to us that our customers are buying only what they need. Our operations have the capacity to continue to respond well to growing customer demands and lead times are stable. For the third quarter, I expect sales between $97 and $102 million and earnings ranging from $0.52 to $0.57 per diluted share at a 25% tax rate.

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, Connecticut is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China and Ansan, South Korea). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, South Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation and in Taiwan with Chang Chun Plastics Co., Ltd.

The world runs better with Rogers. ® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2009 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of August 2, 2010 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and August 3, 2010 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss second quarter results will be held on Tuesday, August 3, 2010 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:
Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President Finance and CFO
Debra J. Granger, Vice President Corporate Compliance and Controls
Robert M. Soffer, Vice President and Secretary
Ronald J. Pelletier, Corporate Controller and Principal Accounting Officer
William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929 Toll-free in the United States
1-973-935-8524 Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Tuesday, August 10, 2010. The passcode for the audio replay is 89278862.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net sales	$96,608	$67,368	$180,545	$132,843
Cost of sales	59,273	50,325	112,951	101,871
Gross margin	37,335	17,043	67,594	30,972

Selling and administrative expenses	23,709	18,809	44,683	35,551
Research and development expenses	5,879	4,244	9,422	9,714
Restructuring and impairment charges	-	15,127	-	17,922
Operating income (loss)	7,747	(21,137)	13,489	(32,215)

Equity income in unconsolidated joint ventures	1,757	1,579	3,975	1,207
Other income (expense), net	1,055	(228)	1,864	(302)
Net impairment losses	(120)	(472)	(172)	(472)
Interest income (expense), net	(3)	111	103	286
Acquisition gain	-	2,908	-	2,908
Income (loss) before income tax	10,436	(17,239)	19,259	(28,588)

Income tax expense	2,123	50,294	4,092	47,663
Net income (loss)	$8,313	$(67,533)	$15,167	$(76,251)

Basic net income (loss) per share:	$0.53	$(4.31)	$0.96	$(4.87)
Diluted net income (loss) per share:	$0.52	$(4.31)	$0.95	$(4.87)

Shares used in computing:
Basic	15,785,656	15,673,924	15,777,176	15,655,985
Diluted	15,985,195	15,673,924	15,940,857	15,655,985

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$44,718	$57,738
Short-term investments	43	399
Accounts receivable, net	61,993	46,179
Accounts receivable from joint ventures	1,542	2,654
Accounts receivable, other	1,264	909
Taxes Receivable	2,596	2,677
Inventories	44,800	33,826
Prepaid income taxes	2,317	1,949
Deferred income taxes	530	484
Asbestos-related insurance receivables	6,944	6,944
Assets held for sale	5,841	5,841
Other current assets	5,844	4,615
Total current assets	178,432	164,215

Property, plant and equipment, net	116,180	123,140
Investments in unconsolidated joint ventures	29,709	33,968
Deferred income taxes	7,600	8,227
Goodwill and other intangibles	32,463	10,340
Asbestos-related insurance receivables	20,466	20,466
Long-term marketable securities	35,984	37,908
Investments, Other	5,000	5,000
Other long-term assets	4,298	4,214
Total assets	$430,132	$407,478

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,103	$9,308
Accrued employee benefits and compensation	24,230	16,081
Accrued income taxes payable	861	1,349
Asbestos-related liabilities	6,944	6,944
Other current liabilities	8,030	9,163
Total current liabilities	53,168	42,845

Pension liability	28,641	28,641
Retiree health care and life insurance benefits	8,053	8,053
Asbestos-related liabilities	20,587	20,587
Non-current income tax	8,412	8,299
Deferred Income Taxes	5,732	5,406
Other long-term liabilities	3,188	697
Shareholders’ equity	302,351	292,950
Total liabilities and shareholders’ equity	$430,132	$407,478

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
william.tryon@rogerscorporation.com
Fax: 860-779-5509